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                                                                    Exhibit 12.2

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                          (In Thousands, Except Ratios)


                                                  10/1/95                                    1/1/98       12/24/98
                                                  through                                   through        through
Earnings                                          12/31/95        1996          1997        12/23/98      12/31/98
--------                                          --------        ----          ----        --------      --------
Loss from Continuing Operations
Before Income Taxes                              $   (531)     $ (2,723)     $ (4,623)     $(17,222)     $ (8,724)
Fixed Charges                                         698         4,442         5,283        17,614         5,088
                                                 --------      --------      --------      --------      --------
Earnings                                         $    167      $  1,719      $    660      $    392      $ (3,636)
                                                 ========      ========      ========      ========      ========
Fixed Charges
-------------
Interest Expense                                 $    691      $  4,415      $  5,120      $ 17,277      $  5,051
Amortization of Debt Costs                             --            --           123           267            --
Interest Element of Rentals                             7            27            40            70            37
                                                 --------      --------      --------      --------      --------
Total Fixed Charges                              $    698      $  4,442      $  5,283      $ 17,614      $  5,088
                                                 ========      ========      ========      ========      ========
Ratio of Earnings to Fixed Charges (1)                 --            --            --            --            --
                                                 --------      --------      --------      --------      --------


(1) Earnings for the period from October 1, 1995 through December 31, 1995 and the years ended December 31, 1996 and 1997, were insufficient to cover fixed charges by $531, $2,723, and $4,623, respectively. Earnings for the periods from January 1, 1998 through December 23, 1998, and the period from December 24, 1998 through December 31, 1998, were insufficient to cover fixed charges by $17,222 and $8,724. As a result of such deficiencies, the ratios are not presented above.


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